For Release Immediately


                                   Contacts:    ESG Re Limited
                                                Joan Dillard
                                                Chief Financial Officer
                                                +49-40-3698-8620 (Germany)
                                                e-mail:  joan.dillard@esre.com

                                                ESG Re Limited
                                                Michael Nuenke
                                                Treasurer
                                                +353-1-675-0208 (Ireland)
                                                e-mail:  michael.nuenke@esre.ie

ESG RE LIMITED ANNOUNCES COMPLETION OF STOCK REPURCHASE PROGRAM

     HAMILTON, BERMUDA, October 6, 1999 - ESG RE Limited (Nasdaq: ESREF) today announced that it has completed its stock repurchase program announced on May 12, 1999, having purchased 695,400 shares of its outstanding common stock.

     ESG also announced that the Board of Directors has authorized the repurchase, from time to time, of up to an additional 1,000,000 shares. The Company expects to begin to repurchase shares under this new authorization primarily after the announcement of third quarter financial results scheduled for November 11, 1999.

     Mr. John C. Head III, Chairman and Chief Executive Officer, stated that the company will continue to actively manage its capital base consistent with maintaining a sound and conservative capital structure for the benefit of the policyholders of its operating reinsurance subsidiaries.

     ESG Re Limited provides medical, personal accident, credit life and disability and special risks reinsurance to insurers and selected reinsurers on a worldwide basis. The Company distinguishes itself by offering "intelligent reinsurance" products and services that help its ceding clients to better manage their risks. These include software solutions to particular underwriting problems, actuarial support, product design, and, in the field of medical expense reinsurance, loss prevention and disease management.

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     Uncertainties related to forward looking statements.  Certain statements in this Press Release constitute "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: The Company's lack of history as a reinsurer and its increased scope of business; the company's dependence on key clients; the volatility and unpredictability of the risks the company insures; the cyclical nature of the reinsurance market; competition and the company's evaluation by insurance rating agencies; changes in tax laws and regulations; foreign currency fluctuation; and the adequacy of loss reserves. A further discussion of factors that could affect the Company's results is included in documents and reports filed by the Company with the Securities and Exchange Commission.


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